As filed with the Securities and Exchange Commission on May 31, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MidSouth Bancorp, Inc. (Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	72-1020809 (I.R.S. Employer Identification No.)
102 Versailles Boulevard Lafayette, Louisiana (Address of principal executive offices)	70501 (Zip Code)

MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan
(Full title of the plan)

James R. McLemore
MidSouth Bancorp, Inc.
102 Versailles Boulevard
Lafayette, Louisiana 70502
(333) 237-8343
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Brad R. Resweber
Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 3000
Atlanta, Georgia 30308-2216
(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.10 par value, to be issued pursuant to the MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan	560,000 shares	$14.33	$8,024,800	$999.09

(1)    Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.
(2)    Pursuant to Rule 416(a) under the Securities Act, this registration statement also includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)    Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Common Stock as reported on the New York Stock Exchange on May 24, 2018.

Explanatory Note

MidSouth Bancorp, Inc. (the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 560,000 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”), issuable pursuant to the MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan (the “2018 Plan”). The 2018 Plan was approved by the Company’s shareholders on May 30, 2018.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.        Plan Information. †

Item 2.        Registrant Information and Employee Plan Annual Information. †

† The documents constituting Part I of this registration statement have been or will be sent or given to participants in the 2018 Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to: MidSouth Bancorp, Inc., 102 Versailles Boulevard, Lafayette, Louisiana 70501, Attention: Assistant Corporate Secretary, telephone number (337) 593-3011.
Part II — Information Required in the Registration Statement

Item 3.        Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement as of their respective dates of filing:

(a)    The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 16, 2018;

(b)    The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 10, 2018;

(c)    The Company’s Current Reports on Form 8-K filed on January 2, 2018, January 8, 2018, January 30, 2018, February 27, 2018, March 6, 2018, March 27, 2018, May 10, 2018, and May 30, 2018; and

(d)    The description of the Company’s Common Stock included in the Company’s Registration Statement on Form 8-A, filed on September 19, 2013 (File No. 001-11826), including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters any shares of such Common Stock then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Louisiana Business Corporations Law. Sections 1-850 through 1-859 of the Louisiana Business Corporation Act provide in part that the Company may indemnify each of its current or former directors and officers (each an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of the Company or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Company may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. The Company has the power to obtain and maintain insurance on behalf of any person who is or was acting for us, regardless of whether the Company has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

MidSouth Bancorp, Inc. The Company’s charter provides that a director or officer of the Company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the Company’s directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to the Company or its shareholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to shareholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude certain shareholder derivative actions and may be construed to deter other third-party claims against the directors and officers.

The Company’s by-laws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, including actions by or in the right of the Company, whether civil, criminal administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such position is or was held at the request of the Company. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Board of Directors, provided that the indemnified person undertakes to repay the Company if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in the by-laws are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the by-laws authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, whether or not the Company would have the power to provide indemnification to such person. By action of the Board of Directors, the Company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions of the by-laws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the Company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company. pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Certain rules of the Federal Deposit Insurance Corporation and other bank regulators limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in the applicable regulations. Any indemnification payments made by the Company are also subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.        Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of MidSouth Bancorp, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-K filed on March 18, 2013)
4.2	Amended and Restated Bylaws of MidSouth Bancorp, Inc. (as amended through September 26, 2012) (incorporated herein by reference to Exhibit 3.3 to the Company’s Form 10-Q filed on November 9, 2012)
4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registration Statement (No. 333-163361) filed on November 25, 2009)
5.1*	Opinion of Troutman Sanders LLP
10.1	MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 30, 2018)
23.1*	Consent of Porter Keadle Moore, LLC
23.2*	Consent of Troutman Sanders LLP (included in opinion filed as Exhibit 5)
24.1*	Power of Attorney (included on signature page)

*Filed herewith

Item 9.        Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of Louisiana, on May 31, 2018.

MidSouth Bancorp, Inc.

By:     /s/ James R. McLemore
Name: James R. McLemore
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James R. McLemore and Lorraine D. Miller, each as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 31, 2018.

Signature	Title

/s/ James R. McLemore James R. McLemore	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Lorraine D. Miller Lorraine D. Miller	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Leonard Q. Abington Leonard Q. Abington	Director
/s/ James R. Davis, Jr. James R. Davis, Jr.	Director
/s/ Jake Delhomme Jake Delhomme	Director
/s/ Andrew G. Hargroder, M.D. Andrew G. Hargroder, M.D.	Director
/s/ Milton B. Kidd III Milton B. Kidd III	Director
/s/ D. Michael Kramer D. Michael Kramer	Director
/s/ Timothy J. Lemoine Timothy J. Lemoine	Director
/s/ R. Glenn Pumpelly R. Glenn Pumpelly	Director